NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 26, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 15, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between KBW, Inc. and Stifel Financial Corp became effective before the opening on February 15, 2013. Each share of Common Stock of KBW, Inc. will have the right to receive, a number of shares of Common Stock of Stifel Financial Corp. based on the average of the volume weighted average trading price of Stifel Common Stock on each of the ten trading days ending on the trading day immediately prior to the closing date of the merger, and $ 8.00 in cash, without interest. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 15, 2013.